Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective July 31, 2017 (the “Effective Date”), by and between Mani Mohindru (“Executive”) and Cara Therapeutics, Inc. (the “Company”).

WHEREAS, the Company desires to employ Executive and, in connection therewith, to compensate Executive for Executive’s personal services to the Company; and

WHEREAS, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.	EMPLOYMENT BY THE COMPANY.

1.1 Position. Subject to the terms set forth herein, the Company agrees to employ Executive initially in the position of Chief Financial Officer and Chief Strategy Officer, and Executive hereby accepts such employment. The Company reserves the right to change or modify Executive’s title and/or duties as business needs may require. During the term of Executive’s employment with the Company, Executive will devote her best efforts and substantially all of her business time and attention to the business of the Company.

1.2 Duties. Executive will report to the Chief Executive Officer of the Company (the “CEO”) performing such duties as are normally associated with Executive’s position, and as more fully described on Exhibit A hereto, and such duties as are assigned to Executive from time to time by the CEO, subject to the oversight and direction of the CEO. Executive shall perform Executive’s duties under this Agreement principally out of the Company’s corporate headquarters which are currently located in Stamford, Connecticut. In addition, Executive shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.

1.3 At-Will Employment. Executive’s employment relationship with the Company is, and shall at all times remain, at-will. This means that either Executive or the Company may terminate the employment relationship at any time, for any reason or for no reason, with or without cause or advance notice.

1.4 Company Policies and Benefits. The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Executive will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during her employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

1.5 Start Date. Executive’s employment with the Company shall commence on August 15th, 2017 (the “Start Date”).

2.	COMPENSATION.

2.1 Salary. Executive shall receive for Executive’s services to be rendered hereunder an initial annualized base salary of $420,000, subject to review and adjustment from time to time by the Board of Directors of the Company (the “Board”) in its sole discretion and payable subject to standard federal and state payroll withholding requirements in accordance with Company’s standard payroll practices (“Base Salary”). The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day year.

2.2 Hiring Bonus. On the first regularly scheduled payroll date following the Start Date, Executive shall receive a one-time bonus in the amount of Twenty Five Thousand Dollars ($25,000.00), less required withholding and deductions. In the event Executive terminates her employment or is terminated for Cause within the 12-month period following the Start Date, she will repay to the Company the net amount of this bonus that she received. The Executive shall not have to repay the bonus if she is terminated without Cause.

2.3 Target Bonus.

(a) During Employment. Executive shall be eligible to earn an annual cash bonus pursuant to the Company’s annual performance bonus plan, with the initial target amount of such bonus equal to forty percent (40%) of Executive’s Base Salary during the then current bonus year (“Target Bonus”), subject to review and adjustment from time to time by the Company in its sole discretion, payable subject to standard federal and state payroll withholding requirements. Any Target Bonus for 2017 shall be prorated for any partial year of employment on the basis of a 365-day year. Whether or not Executive is eligible for any Target Bonus will be dependent upon (a) the actual achievement by Executive and the Company of the applicable individual and corporate performance goals, as determined by the Company, and (b) Executive’s continuous performance of services to the Company through the date any bonus is paid. In all events, any bonus awarded pursuant to this Section 2.3 will be paid on or before March 15 of the year following the year for which is awarded.

(b) Upon Termination. Except as otherwise set forth in Section 6 herein, in the event Executive leaves the employ of the Company for any reason prior to payment of any bonus, Executive is not eligible for such bonus, prorated or otherwise.

2.4 Expense Reimbursement. The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy. To the extent that any reimbursements payable to Executive under this Agreement are subject to the provisions of Section 409A of the Code, then (i) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred or, with respect to any tax reimbursement, the year in which the taxes were paid, (ii) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (iii) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

2.5 Stock Option. Subject to approval by the Board and subject to the terms of the Company’s 2014 Equity Incentive Plan (the “Plan”), Executive will be granted an option (the “Option”) to purchase 385,000 shares of the Company’s Common Stock (the “Option Shares”). Subject to Executive’s continuous service through each applicable vesting date, the Option will vest and become exercisable with respect to twenty-five percent of the Option Shares on the first anniversary of the Start Date and will vest with respect to the remaining 75% of the Option Shares in equal amounts at the end of each calendar month for the 36-month period following the first anniversary of the Start Date. The exercise price of the Option will be equal to the fair market value of the Company’s Common Stock on the date of grant of the Option, as determined by the Company. The Option will be governed by the Plan and other documents issued in connection with the grant.

3. PROPRIETARY INFORMATION, INVENTIONS, NON-COMPETITION AND NON-SOLICITATION OBLIGATIONS. As a condition of employment Executive agrees to execute and abide by the Cara Therapeutics, Inc., At Will Employment, Confidential Information, Invention Assignment, And Arbitration Agreement, attached as Exhibit B which may be amended by the parties from time to time without regard to this Agreement.

4. OUTSIDE ACTIVITIES. Except with the prior written consent of the Company’s Board, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s duties; and (iii) such other activities as may be specifically approved by the Board. This restriction shall not, however, preclude Executive from owning less than one percent (1%) of the total outstanding shares of a publicly traded company.

5. NO CONFLICT WITH EXISTING OBLIGATIONS. Executive represents that Executive’s performance of all the terms of this Agreement and as an Executive of the Company do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

6. TERMINATION OF EMPLOYMENT. The parties acknowledge that either Executive or the Company may terminate the employment relationship at any time for any reason by giving notice as described in Sections 6.6 and 7.1. The provisions in this Section 6 govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not restrict the right of either party to terminate the employment relationship.

6.1 Termination by the Company Without Cause.

(a) The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 6.1 at any time without “Cause” (as defined in Section 6.2(b) below) by giving notice as described in Section 6.6 of this Agreement. A termination pursuant to Section 6.5 below is not a termination without “Cause” for purposes of receiving the benefits described in this Section 6.1.

(b) In the event Executive’s employment is terminated without Cause on or after the first anniversary of the Start Date, then provided that Executive executes a general release in favor of the Company, in substantially the form attached as Exhibit C (the “Release”), and subject to Section 6.1(c) (the date that the Release becomes effective and may no longer be revoked by Executive is referred to as the “Release Date”), then the Company shall provide the following severance benefits to Executive (the “Severance Benefits”).

(i) an amount equal to Executive’s then current Base Salary for a period of nine (9) months following the Release Date (such applicable period is referred to as the “Severance Period”), less applicable withholdings and deductions, on the Company’s regular payroll dates;

(ii) an amount equal to 50% of the Target Bonus that Executive was eligible to receive during the calendar year in which Executive is terminated without Cause (if any) prorated for any partial year of employment on the basis of a 365-day year, payable in a lump sum on the later of (x) the date that annual performance bonuses are normally paid to other executives at the Company or (y) the Release Date, but in no event later than March 15 of the year following the year for which the Target Bonus is paid; and

(iii) provided Executive timely elects and remains eligible for continued coverage under COBRA, the Company will pay Executive COBRA premiums for the coverage that Executive and Executive’s eligible dependents had at the time of the separation from the Company until the earliest of: (x) six (6) months following the separation from the Company; (y) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (z) the date Executive cease to be eligible for COBRA continuation coverage for any reason (with any COBRA premiums paid by Executive before the Release Date, if any, to be reimbursed by Company through a lump-sum payment to executive on the Release Date).

In the event Executive’s employment is terminated without Cause before the first anniversary of the Start Date, then provided that Executive executes and does not revoke the Release, and subject to Section 6.1(c) then the Company shall provide the Executive with the Severance Benefits, except that the Severance Period under Sections 6.1(b)(i) shall be reduced to three (3) months and the COBRA period set forth in Section 6.1(b)(iii)(x) shall be reduced to three (3) months. To receive any Severance Benefits under this Section, Executive’s termination must constitute a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) and Executive must execute and allow the Release to become effective within sixty (60) days of Executive’s termination.

(c) Executive shall not receive any of the benefits pursuant to Section 6.1(b) or Section 6.4 unless she executes the Release within the consideration period specified therein, which shall in no event be more than 60 days, and until the Release becomes effective and can no longer be revoked by Executive under its terms. If the consideration period for signing the Release spans two calendar years, then, notwithstanding when Executive signs the Release and the Release becomes effective, no payments under Sections 6.1(b) or 6.4 will occur until the subsequent calendar year if necessary to avoid the imposition of taxes under Section 409A (with such payments beginning or being made, as applicable, on the later of the Company’s first regularly scheduled payroll date in the subsequent calendar year or the first payroll date after the Release Date). Executive’s ability to receive benefits pursuant to Section 6.1(b) or Section 6.4 is further conditioned upon her: returning all Company property; complying with her post-termination obligations under this Agreement and the CIIA; and complying with the Release, including without limitation any non-disparagement and confidentiality provisions contained therein.

(d) In the event Executive’s employment is terminated at any time without Cause, in addition to the severance benefits in Section 6.1(b) or in Section 6.4, the Company shall pay to Executive the accrued but unpaid salary of Executive through the date of termination, in accordance with the Company’s standard payroll policies, together with all compensation and benefits payable to Executive based on her participation in any compensation or benefit plan, program or arrangement through the date of termination. The Company will also reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy.

(e) The damages caused by the termination of Executive’s employment without Cause would be difficult to ascertain; therefore, the severance for which Executive is eligible pursuant to Section 6.1(b) or Section 6.4 in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

6.2 Termination by the Company for Cause.

(a) Subject to Section 6.2(c) below, the Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Sections 6.6 and 7.1 of this Agreement.

(b) “Cause” for termination shall mean that the Company has determined in its sole discretion that Executive has engaged in any one or more of the following: (i) Executive’s commission of a felony; (ii) any act or omission of Executive constituting dishonesty, fraud, immoral, or disreputable conduct that causes material harm to the Company; (iii) Executive’s violation of Company policy that causes material harm to the Company; (iv) Executive’s material breach of any written agreement between Executive and the Company which, if curable, remains uncured for thirty (30) days after notice; or (v) breach of fiduciary duty.

(c) In the event Executive’s employment is terminated at any time for Cause, Executive will not receive severance payments in Sections 6.1(b) or 6.4, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the accrued but unpaid salary of Executive through the date of termination, together with all compensation and benefits payable to Executive based on her participation in any compensation or benefit plan, program or arrangement through the date of termination. The Company will also reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy.

6.3 Resignation by Executive.

(a) Executive may resign from Executive’s employment with the Company at any time by giving notice as described in Sections 6.6 and 7.1.

(b) In the event Executive resigns from Executive’s employment with the Company, Executive will not receive severance payments under Section 6.1(b), Section 6.4 or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the accrued but unpaid salary of Executive through the date of resignation, together with all compensation and benefits payable to Executive through the date of resignation under any compensation or benefit plan, program or arrangement during such period and Executive shall be eligible for any benefit continuation or conversion rights provided by the provisions of a benefit plan or by law. The Company will also reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy.

6.4 Termination in Connection With a Change in Control. In the event that the Company terminates Executive without Cause within the three month period immediately prior to a Change in Control (as defined in the Plan) or during the twelve month period after any such Change in Control (a “Change in Control Termination”), then provided that Executive executes the Release and allows it to become effective and subject to Section 6.1(c), the Company shall provide the following “Change in Control Severance Benefits”.

(a) The Severance Benefits described in Section 6.1(b); and

(b) Notwithstanding anything contained in Executive’s stock option or other equity award agreements to the contrary, upon a Change in Control Termination, and if such termination occurs after a Change in Control, provided that the Executive’s equity awards have been continued, assumed or substituted for by the Company or the acquirer or the surviving entity in such Change in Control, then any unvested portion of the equity awards will vest in full. For the purposes of this Agreement, “Change in Control” will have the same meaning and effect as “Change in Control” is defined in the Company’s 2014 Equity Incentive Plan, as may be amended from time to time.

6.5 Termination by Virtue of Death or Disability of Executive.

(a) In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, pay to Executive’s legal representatives Executive’s accrued but unpaid salary through the date of death together with all legally required compensation and benefits payable to Executive based on Executive’s participation in any compensation or benefit plan, program or arrangement through the date of termination.

(b) Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability (as defined below). Termination by the Company of Executive’s employment based on “Disability” shall mean termination because Executive is unable due to a physical or mental condition to perform the essential functions of Executive’s position with or without reasonable accommodation for one hundred twenty (120) consecutive calendar days in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, Executive will not receive severance payments, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the accrued but unpaid salary of Executive through the date of termination, together with all compensation and benefits payable to Executive based on Executive’s participation in any compensation or benefit plan, program or arrangement through the date of termination.

6.6 Notice; Effective Date of Termination.

(a) Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

(i) immediately after the Company gives notice to Executive of Executive’s termination, with or without Cause (except for a termination for “Cause” under Section 6.2(b)(iv)), unless the Company specifies a later date, in which case, termination shall be effective as of such later date;

(ii) thirty (30) days after the Company gives notice to Executive of Executive’s termination for Cause under Section 6.2(b)(iv) and Executive fails to cure such breach;

(iii) immediately upon Executive’s death;

(iv) ten (10) days after the Company gives notice to Executive of Executive’s termination on account of Executive’s Disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided that Executive has not returned to the full time performance of Executive’s duties prior to such date; or

(v) thirty (30) days after Executive gives written notice to the Company of Executive’s resignation, provided that the Company may set a termination date at any time between the date of notice and the date of resignation, in which case Executive’s resignation shall be effective as of such other date. Executive will receive compensation through any required notice period.

(b) In the event notice of a termination under subsections (a)(i), (iv), and (v) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirement of Section 7.1 below.

6.7 Cooperation With Company. During Executive’s employment and following termination of Executive’s employment for any reason, Executive shall reasonably cooperate with the Company in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company. To the extent Executive is required to spend more than ten (10) total hours following Executive’s termination , the Company shall reasonably compensate Executive for any additional time spent.

6.8 Application of Section 409A. It is intended that all of the benefits and payments under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A of the Code, and incorporates by reference all required definitions and payment terms. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of her Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then if delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code and the related adverse taxation under Section 409A of the Code, the timing of the payments upon a Separation from Service will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the effective date of Executive’s Separation from Service, and (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to Executive a lump sum amount equal to the sum of the payments upon Separation from Service that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this paragraph, and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth above. No interest will be due on any amounts so deferred.

6.9 Parachute Taxes.

(a) If any payment or benefit Executive would receive from the Company or otherwise in connection with a Change in Control or other similar transaction (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a Reduced Amount will give rise to the greater after tax benefit, the reduction in the Payments will occur in the following order: (a) reduction of cash payments; (b) cancellation of accelerated vesting of equity awards other than stock options; (c) cancellation of accelerated vesting of stock options; and (d) reduction of other benefits paid to Executive. Within any such category of payments and benefits (that is, (a), (b), (c) or (d)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are “deferred compensation” within the meaning of Section 409A of the Code. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting will be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.

(b) The registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code will perform the foregoing calculations. If the registered public accounting firm so engaged by the Company is serving as accountant or auditor for the acquirer or is otherwise unable or unwilling to perform the calculations, the Company will appoint a nationally recognized firm that has expertise in these calculations to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The Company will use reasonable efforts to cause firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company and Executive within 30 calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as reasonably requested by the Company or Executive. Any good faith determinations of the independent registered public accounting firm made hereunder will be final, binding and conclusive upon the Company and Executive.

7. GENERAL PROVISIONS.

7.1 Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company, “Attention Chairman of the Board,” at its primary office location and to Executive at Executive’s address as listed on the Company payroll, or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other.

7.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3 Waiver. If either party should waive any breach of any provisions of this Agreement, Executive or the Company shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4 Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The parties have entered into a separate CIIA, and have or may enter into separate agreements related to stock awards. These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

7.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of her duties hereunder and he may not assign any of her rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

7.8 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Connecticut, without giving effect to choice of law principles.

7.9 Resolution of Disputes. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of Executive’s employment with the Company or out of this Agreement, or Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either

Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy. The location for the arbitration shall be in Fairfield County, Connecticut. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at Executive’s option, Executive may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement on the day and year first written above.

CARA THERAPEUTICS, INC.	EXECUTIVE:

/s/ Derek Chalmers, Ph.D., D.Sc.	/s/ Mani Mohindru, Ph.D.
(Signature)	(Signature)

By: Derek Chalmers, Ph.D., D.Sc.	By: Mani Mohindru, Ph.D.
Title: President & CEO

Exhibit A

CFO POSITION DESCRIPTION

In this position, you will be a strategic partner to the President and Chief Executive Officer and will work closely with the CEO, management team, and members of the Board of Directors to further create and build value at the Company. As CFO and Chief Strategy Officer, you will have primary responsibility for planning, implementing, managing and controlling all financial-related activities of the Company, which include overall responsibility for finance, accounting, treasury, tax, foreign exchange, forecasting and strategic planning, particularly with respect to investor relations (IR). You will also:

•	Ensure that effective internal controls are in place and ensure effective cost controls and compliance with GAAP and applicable federal, state and local regulatory laws and rules for financial and tax reporting.

•	Work closely with the CEO, Audit Committee of the Board of Directors, outside accountants and outside counsel in the preparation and coordination of all timely and accurate public company filings and documents.

•	Ensure audit coordination and public reporting in the U.S. under GAAP (principal accounting officer for SEC filings).

•	Establish and manage key banking relationships.

•	Act to provide oversight of financial operations to include regular financial statements, income statements, balance sheets and cash flow statements, and the reporting of operational results as required to management, the Board of Directors, public shareholders and the SEC.

•	Work with the CEO and management team in preparing presentations to the Board of Directors, investors and other stakeholders and work to effectively represent the Company both internally and externally to the investor and business communities, including the Board of Directors, investors, partners, auditors, regulators and advisors.

•	In coordination with the CEO, design and implement on overall IR strategy which will aim to derive a more institutionally – related investor base and coordinate NDR activity which will raise Cara’s profile amongst the investment community.

•	Participate in Cara’s business development activities related to out-licensing and in-licensing agreements as needed.

Exhibit B

Cara Therapeutics, Inc., At Will Employment, Confidential Information, Invention

Assignment, And Arbitration Agreement

Exhibit C

Release Agreement

This Release Agreement (“Release”) is made by and between Cara Therapeutics, Inc. (the “Company”) and Mani Mohindru (“you”). You and the Company entered into an Employment Agreement dated July     , 2017 (the “Employment Agreement”). You and the Company hereby further agree as follows:

1. A blank copy of this Release was attached to the Employment Agreement as Exhibit C.

2. Severance Payments. In connection with your separation from the Company, you are eligible for certain severance payments under Section 6 of the Employment Agreement for a termination without Cause and a Change in Control Termination. In consideration for your execution, return and non-revocation of this Release, following the Release Date (as defined in Section 3 below) the Company will provide severance benefits, in accordance with Section 6 of the Employment Agreement, to you as follows:

(i) an amount equal to your current Base Salary for a period of nine (9) months following the Release Date (such applicable period is referred to as the “Severance Period”), less applicable withholdings and deductions, on the Company’s regular payroll dates;

(ii) an amount equal to 50% of the Target Bonus that you were eligible to receive during the year in which you were terminated without Cause (if any) prorated for any partial year of employment on the basis of a 365-day year, payable in a lump sum on the date Target Bonuses are normally paid to other executives at the Company, but in no event later than March 15 of the year following the year for which the Target Bonus is paid; and

(iii) provided you timely elect and remain eligible for continued coverage under COBRA, the Company will pay you COBRA premiums for the coverage that you and your eligible dependents had at the time of the separation from the Company until the earliest of: (x) six (6) months following the separation from the Company; (y) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (z) the date you cease to be eligible for COBRA continuation coverage for any reason; and

(iv) Notwithstanding anything contained in Executive’s stock option or other equity award agreements to the contrary, upon a Change in Control Termination, if such termination occurs after a Chang in Control and provided that the Executive’s equity awards have been continued, assumed or substituted for by the Company or the acquirer or the surviving entity in such Change in Control, then any unvested portion of the equity awards will vest in full. For the purposes of this Agreement, “Change in Control” will have the same meaning and effect as “Change in Control” is defined in the Company’s 2014 Equity Incentive Plan, as may be amended from time to time.

1.

3. Release by You. In exchange payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•	has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the Connecticut Fair Employment Practices Act; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act; or

•	has violated any statute, public policy or common law (including but not limited to Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.

4. Your Acknowledgments and Affirmations / Effective Date of Agreement. You acknowledge that you are knowingly and voluntarily waiving and releasing any and all rights you may have under the ADEA, as amended. You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or

any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. You further acknowledge and affirm that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or Claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have been given [twenty-one (21)/forty-five (45)] days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier and if you do you will sign the Consideration Period waiver below); (d) you have seven (7) days following your execution of this Agreement to revoke this Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the “Effective Date”), which shall be the eighth day after this Agreement is executed by you.

5. Return of Company Property. Within ten (10) days of the effective date of the termination of employment, you agree to return to the Company all Company documents (and all copies thereof) and other Company property then in existence that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Receipt of the Severance described in paragraph 2 of this Release expressly conditioned upon return of all such Company Property.

6. Confidentiality. The provisions of this Release will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Release insofar as such disclosure may be required by law. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

7. Proprietary Information and Post-Termination Obligations. You acknowledge your continuing obligations to the Company under the CIIA. Proprietary and/or confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

8. Non-Disparagement. You agree not to disparage the Company, and the Company’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

9. No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

10. Breach. You agree that upon any material breach of this Release you will forfeit all amounts paid or owing to you under this Release. Further, you acknowledge that it may be impossible to assess the damages caused by your material violation of the terms of paragraphs 5, 6, 7 and 8 of this Release and further agree that any threatened or actual material violation or breach of those paragraphs of this Release will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Release is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement.

11. Miscellaneous. This Release, together with your Non-Competition Agreement and your Confidential Information Agreement, constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Release may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Release will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Release is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Release will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Connecticut as applied to contracts made and performed entirely within the State of Connecticut.

CARA THERAPEUTICS, INC.

By:
	Derek Chalmers, Ph.D., D.Sc. President & CEO	Date

EXECUTIVE

Mani Mohindru, Ph.D.	Date